EXHIBIT 10.40

Grain Origination Agreement

This Grain Origination Agreement (this “Agreement”) is made and entered into this 8th day of November, 2006 by and between Heartland Grain Fuels, L.P., a Delaware limited partnership (“HGF”), and South Dakota Wheat Growers Association, a South Dakota cooperative (“SDWG”).

Background

                A.            SDWG owns and operates grain handling facilities in Huron, South Dakota (the “Huron Elevator”) and Aberdeen, South Dakota (the “Aberdeen Elevator” and, together with the Huron Elevator, collectively the “Grain Elevators”), as set forth on Exhibit A.

B.            HGF owns and operates dry mill ethanol and byproduct manufacturing plants and related facilities in Huron, South Dakota (the “Huron Plant”) and Aberdeen, South Dakota (the “Aberdeen Plant” and, together with the Huron Plant, collectively the “Ethanol Plants”).

C.            The acquisition of a steady and reliable supply of corn is integral to the use and operation of the Ethanol Plants.

D.            In order to guarantee the use and operation of the Ethanol Plants, HGF and SDWG wish to enter into this Agreement.

E.             In consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows.

Agreement

Article I                Grain Origination

1.1           Grain Origination and Quality.

(a)                                  Subject to the limitations set forth in this Article I and Section 2.7, SDWG will use its best efforts to provide HGF with its daily, monthly, and annual corn  requirement for the Ethanol Plants as set forth in Section 1.4.  Corn delivered by SDWG pursuant to this Agreement is intended to be U.S.D.A. No. 2 shelled yellow corn with no more than 15.5% moisture content, less than 20 ppb of aflatoxin and mycotoxin levels at or below industry standards for ethanol plants and feed, be merchantable and not adulterated, and meet such additional specifications and standards as the parties may establish from time to time by mutual agreement, including without limitation standards and specifications related to test weight

                                                (determined with reference to moisture content), foreign material and mycotoxin and other toxin levels.

(b)                                 Notwithstanding Section 1.1(a), in the event of an area-wide weather event that does not permit SDWG to deliver U.S.D.A. No. 2 shelled yellow corn, the parties will use their best efforts to mutually agree on representative discount schedules for the respective crop year and such discount schedule shall be deemed to be the discounts for such crop year.

1.2           Weighing and Testing.

(a)                                  SDWG will be solely responsible for installing and maintaining the (i) grain transfer systems (the “Grain Systems”) and certified scales and weighing systems (the “Weighing Systems”), which will transport and weigh all corn delivered by SDWG to HGF under this Agreement, and (ii) inline grain sampling systems (the “Sampling Systems”), which will automatically sample the grain flow on a consistent basis.  The Grain Systems, Weighing Systems and Sampling Systems will be designed to operate so that HGF’s employees may, pursuant to SDWG’s instruction,  initiate the conveyance of corn to the Ethanol Plants without participation by SDWG employees.  SDWG will be responsible for the maintenance and accuracy of the Grain Systems, Weighing Systems and Sampling Systems; provided, that HGF will be responsible for all costs and expenses incurred by SDWG related to the Grain Systems, Weighing Systems and Sampling Systems that result from the negligence of HGF or its employees.

(b)                                 The Weighing Systems will be certified twice annually by SDWG, at the expense of SDWG, and the results of such certification will be promptly delivered in writing to HGF.  Additional testing and certification of the Weighing Systems may be undertaken by HGF at the sole expense of HGF, except in cases where the Weighing Systems are out of compliance with applicable standards, in which case SDWG will be responsible for costs resulting from such additional compliance actions.

(c)                                  HGF will collect samples from the Sampling Systems at six (6) hour intervals, or more frequently if mutually agreed to by the parties.  All collected grain samples will be divided between the parties and labeled with the time and date of the sample.  Except as otherwise provided herein, the samples will be graded by SDWG at its offices during regularly scheduled work hours and the results will be communicated to HGF as soon as reasonably practicable.  During weekends and holidays, HGF shall be responsible to check the samples and communicate the results to SDWG as soon as reasonably practicable.  If HGF fails to check the samples and promptly notify SDWG of a Maximum Discount Sample (as defined below), the maximum amount of corn subject to discounts in Section 1.3 hereof is the corn sold during the first two Maximum Discount Sample periods.  If a party (the “Non-grading Party”) disagrees with the grade given by the other party (the “Grading Party”), then the Non-grading Party may submit the sample to an official grain inspection agency for independent grading.  The Non-grading Party will be solely responsible for all costs associated with obtaining an official grain inspection.  The results of grading determined pursuant to this Section 1.2(c) will govern the discounts, if any, that are applicable pursuant to Section 1.3.  For purposes of this Agreement, a sample of corn that equals or exceeds the maximum percentage for one or more of the standards set forth in Sections 1.3(a)-(d), or is less than the minimum weight set forth in Section 1.3(e), shall be referred to herein as a “Maximum Discount Sample.”

1.3                                 Discount for failure to meet quality standards.  If it is determined that corn delivered by SDWG under this Agreement (i) is a Maximum Discount Sample, (ii) exceeds 20 ppb of aflatoxin, or (iii) contains mycotoxin at levels greater than industry standard for ethanol and feed, HGF has the right to reject the corn or impose the discounts set forth below, and will otherwise have those rights set forth in Section 3.3.  If corn is rejected as a result of the application of this Section 1.3, SDWG must use its best efforts to deliver conforming corn to HGF.  Subject to Section 1.1(b), if HGF accepts corn that is the subject to discount in this Section 1.3, then the discounts set forth in (a)-(e) below will apply (a “Discount Sample”). Notwithstanding the foregoing, such discounts will only apply to corn delivered during the period beginning at the time of the sample immediately preceding a Discount Sample and ending at the time of the Discount Sample (but in no event will such period exceed six hours), and in the case when HGF is the Grading Party, only if HGF has timely delivered the grading results to HGF pursuant to Section 1.2(c):

(a)                                  Broken kernel F.M.: no discount 15% maximum.

(b)                                 All other foreign material:

(1)                                  below 2%, no discount;

(2)                                  2% or more, but less than 3%, $[*] per bushel discount;

(3)                                  3% or more, but less than 4%, $[*] per bushel discount; and

(4)                                  maximum percentage of 4%, with a $[*] per bushel discount at 4%, rising $[*] per bushel for each percentage point above 4%.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

(c)                                  Damaged corn:

(1)                                  below 5%, no discount;

(2)                                  5% or more, but less than 6%, $[*] per bushel discount;

(3)                                  6% or more, but less than 7%, $[*] per bushel discount; and

(4)                                   maximum percentage of 7%, with a $[*] per bushel discount at 7%, rising $[*] per bushel for each percentage point above 7%.

(d)                                 Moisture:  The permissible moisture level shall be within [*]% of the moisture level under  SDWG’s cash-corn purchase policy at the time of delivery, except that the following discounts shall apply regardless of such moisture level:

(1)                                  Below [*]%, no discount;

(2)                                  [*]% or more, but less than [*]%, $[*] per bushel discount; and

(3)                                   maximum percentage of [*]%, with a $[*] per bushel discount at [*]%, rising $[*] per bushel for each percentage point above [*]%.

Should the moisture level of corn delivered by SDWG under this Agreement reach [*]% or more and HGF suffers operational problems at an Ethanol Plant related to such moisture, SDWG will, upon receipt of notice from HGF, take immediate action to begin to deliver corn with maximum levels of moisture of less than [*]%.  If SDWG delivers corn with moisture levels of [*]% or greater for more than twenty-four (24) consecutive hours, HGF shall be entitled to the fee described in Section 3.3(a) as if all such preconditions and requirements therein had been met; provided, that in the case when HGF is the Grading Party, HGF will only be entitled to such fee if HGF has timely delivered the grading results to SDWG pursuant to Section 1.2(c) and subject to the limitations in Section 1.2 (c).

(e)           Test weight (per bushel):

(1)           54 lbs and above, no discount;

(2)           52 lbs or more, but less than 54 lbs, $[*] per pound discount;

(3)           less than 52 lbs and above 49 lbs, $[*] per pound discount; and

(4)                                  less than 49 lbs, market discounts.

The parties agree to review the discounts set forth above on each anniversary date of this Agreement and to modify them accordingly to conform to industry practice.  If the parties cannot agree on modifications to the discounts, if any, the matter will be submitted to arbitration pursuant to Section 8.4.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

If corn delivered to HGF by SDWG  pursuant to this Agreement results in a Maximum Discount Sample for more than 48 consecutive hours (8 consecutive regular testing periods) and such deliveries are not due to an area-wide weather event, then the applicable discounts pursuant to this Section 1.3 shall double beginning at the time of the first Maximum Discount Sample during such time period.

1.4                                 Quantity.  No later than 15 calendar days prior to the end of each calendar quarter, HGF will deliver to SDWG its projected corn needs, on a per month and per quarter bushel basis, for each of the Ethanol Plants for the next calendar quarter (such projected bushel requirements are referred to herein as the “Projections”). Unless otherwise consented to in writing by SDWG, a Projection for an Ethanol Plant may not exceed the lesser of (i) the projected requirements for the Ethanol Plant based on the Ethanol Plant’s anticipated production capacity, and (ii) the projected requirements for an Ethanol Plant based on the Ethanol Plant’s production capacity at the time of the Projection.  For purposes of the Projections, the current and anticipated production capacity of the Huron Plant is 30 MMGY and 50 MMGY, respectively, and the current and anticipated production capacity of the Aberdeen Plant is 10 MMGY and 50 MMGY, respectively.  The capacity of an Ethanol Plant will be deemed to be 50 MMGY upon HGF’s receipt of a “Completion Notice,” which for purposes of this Agreement means the receipt by HGF of a notice from an independent examiner stating that expansion of such plant to a production capacity of 50 MMGY is complete and such plant is capable of operating at its maximum nameplate capacity.  Subject to Section 2.7, HGF agrees that it will purchase a quantity of corn from SDWG, and SDWG agrees that it will supply a quantity of corn to HGF under this Agreement, in accordance with the provisions below:

(a)                                  For each calendar month, HGF will purchase from SDWG at least 50% of its Projections for the Huron Plant and at least 50% of its Projections for the Aberdeen Plant, unless otherwise agreed to in writing by both parties.

(b)                                 For each calendar month and subject to the restrictions in this Section 1.4(b), HGF may deliver corn (“Third Party Corn”) purchased from a party other than SDWG and its affiliates to the respective Grain Elevator in an amount not to exceed 50% of its Projections for the Huron Plant and 50% of its Projections for the Aberdeen Plant; provided, that HGF provides SDWG with at least two weeks advance written notice of such delivery;  provided, further, that HGF may not have Third Party Corn delivered to a Grain Elevator such that the quantity of Third Party Corn in the Grain Elevator at any given time during a month exceeds 15% of Projections for such month.  Notwithstanding the foregoing, HGF and its affiliates may not purchase Third Party Corn from producers located within SDWG’s Trade Area (defined below).  For purposes of this Agreement, “SDWG’s Trade Area” means all counties in which SDWG has facilities and the area within a radius of twenty five (25) miles from such facility.  HGF may purchase Third Party Corn from any non-producer as long as such Third Party Corn is delivered from a commercial facility regardless of the origin of such Third Party Corn; provided, that HGF shall provide SDWG with prior notice of the terms of all prospective purchases of Third Party Corn, and SDWG will have the option to match the quantity, delivery period and delivered price to the applicable Ethanol Plant.  If SDWG does not exercise its right in the preceding sentence, then HGF shall purchase the Third Party Corn under the terms of the prospective purchase.

(c)                                  SDWG shall grade any Third Party Corn that it receives under this Agreement.  HGF shall pay SDWG the appropriate discounts, if any, set forth in Section 1.3 based on the quality of such Third Party Corn; provided, that if such Third Party Corn fails to satisfy the quality standards for which HGF may reject SDWG source corn under Section 1.3, SDWG may reject such Third Party Corn on HGF’s behalf and at HGF’s sole expense.

(d)                                 If HGF delivers Third Party Corn to SDWG pursuant to this Agreement, SDWG is deemed to first deliver such Third Party Corn to HGF, prior to delivering corn sourced by SDWG to HGF.  Notwithstanding the fact that SDWG is not selling the Third Party Corn to HGF, if corn deemed to be Third Party Corn under this Section 1.4(d) is delivered by SDWG to HGF and constitutes a Discount Sample, then SDWG will pay HGF an amount equal to the value of any such discounts under Section 1.3 as if SDWG had sold such Third Party Corn to HGF.

1.5                                 Title and Risk of Loss.  SDWG shall be responsible for receiving, handling and storing corn for the Ethanol Plants and the delivery to the Ethanol Plants of the corn required under this Agreement; provided, that SDWG is not responsible for the delivery or risk of loss with respect to Third Party Corn until SDWG has received delivery of such Third Party Corn.  Subject to the foregoing, title and risk of loss with respect to corn shifts to HGF once the corn leaves the Weighing Systems and enters HGF’s processing facility.

1.6                                 Warranty of Ownership.  SDWG warrants to HGF that all of the corn (other than Third Party Corn) delivered to HGF under this Agreement will be free and clear of any security interest, lien, penalty, charge, or encumbrance, governmental or otherwise.

Article II               Pricing

2.1                                 General.

(a)                                  Subject to Section 1.3, HGF and SDWG expect to enter into forward and other special corn pricing arrangements under written contracts customary in the grain industry with respect to the corn to be purchased by HGF from SDWG under this Agreement.  The terms of such contracts will control the pricing of corn hereunder.  The parties acknowledge that any margin or handling charge will be included in the price of such corn under such written contracts and the provisions of Section 2.2 will not apply.

(b)                                 With respect to corn sold by SDWG to HGF under this Agreement for which a forward or other special pricing arrangement is not applicable, HGF will pay SDWG a per bushel price equal to the daily posted nearby delivered bid at the applicable Grain Elevator, plus the handling charge described in Section 2.2.   Monday’s pricing will include the preceding Saturday and Sunday purchases.

2.2                                 Handling Charge.  Subject to Sections 2.1 and 2.5,  for all corn (other than Third Party Corn) delivered to the Huron Plant and the Aberdeen Plant, HGF will pay SDWG a handling charge equal to $[*] per bushel and $[*] per bushel, respectively; provided, that upon HGF’s receipt of a Completion Notice with respect to the Huron Plant, the handling charge for all corn (other than Third Party Corn) delivered to the Huron Plant will equal $[*] per bushel.

2.3                                 Elevation Charge and Excess Storage Fee.  Subject to Section 2.5,  for all Third Party Corn delivered to the Huron Plant and the Aberdeen Plant, HGF will pay SDWG an elevation charge equal to $[*] per bushel and $[*] per bushel, respectively; provided, that upon HGF’s receipt of a Completion Notice with respect to the Huron Plant, the elevation charge for all Third Party Corn delivered to the Huron Plant will equal $[*] per bushel.  If Third Party Corn remains in a Grain Elevator for a period of time longer than eight days during the months of January through August, or a period of time longer than three days during the months of September through December, then HGF will pay an excess storage fee equal to (i) $[*] per bushel, plus (ii) the per bushel tariff rate in effect at the applicable Grain Elevator from time to time, with such amount in (ii) prorated during each month for the actual number of days in excess of the eight-day and three-day limits, as applicable, that such Third Party Corn remains in a Graint Elevator.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

2.4                                 Invoicing and Payment.  HGF will pay to SDWG all amounts due under this Agreement pursuant to the following terms:

(a)                                  by 5:00 p.m. on Monday, or if the week begins on a national holiday, the next business day, SDWG intends to deliver an invoice to HGF for the prior week’s charges;

(b)                                 HGF will pay the amount due under such invoice by the later of (i) 5:00 p.m. on the first Thursday following the week to which such invoice relates, and (ii) 5:00 p.m. on the second business day following receipt of such invoice, by electronic transfer of immediately available funds to such account or accounts designed by SDWG; and

(c)                                  any delinquent payment will accrue interest at an interest rate equal to the SDWG CoBank weekly operating rate plus 5%, calculated on a daily basis from the original due date of such payment until SDWG receives such payment.

2.5           Price Adjustment.

(a)                                  The fees established under Section 2.2 and 2.3 are based on a present ethanol production capacity of 50 MMGY at the Aberdeen Plant and 30 MMGY (50 MMGY upon HGF’s receipt of a Completion Notice) at the Huron Plant.  In connection with the expansion of production capacity above 50 MMGY at either Ethanol Plant, the parties will cooperate in good faith to: (i) agree on the impact such expansions will have on the fees set forth in Sections 2.2 and 2.3 as a result of costs reasonably incurred by SDWG to meet such additional capacity requirements (e.g. the addition of new grain elevators, additional scales, other equipment, personnel, etc.); (ii) to modify such fees accordingly; and (iii) if necessary to allow SDWG to recover such costs, extend the Term of this Agreement and/or increase the applicable minimum volumes and fees in Section 3.3(b) and (c).  Notwithstanding the foregoing, in no event will the fees set forth in Sections 2.2 and 2.3 be less than $[*] for the Aberdeen Plant and $[*] for the Huron Plant.

(b)                                 Beginning on the fifth anniversary of this Agreement, and continuing annually thereafter, the fees provided in Section 2.2 and Section 2.3 of this Agreement will be adjusted (up or down) to the nearest 1/2 cent per bushel of corn as mutually agreed to by the parties.  Notwithstanding the foregoing, in no event will the fees set forth in Sections 2.2 and 2.3 be less than $[*] for the Huron Plant and $[*] for the Aberdeen Plant.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

2.6                                 Hedging Assistance.  If mutually beneficial and at HGF’s request, SDWG will assist HGF in the purchase of corn futures to lock in the price of corn.  However, SDWG will not be obligated to purchase corn futures on behalf of HGF.

2.7                               Bid Pricing Dispute Resolution.

(a)                                   If at anytime on or after the date that is three months after the date hereof HGF believes that SDWG is not properly setting bids at the Grain Elevators, then HGF may provide SDWG written notice of the specific issues that HGF has with SDWG’s bids (“Bid Pricing Dispute Notice”).

(b)                                  SDWG will have 30 days from the date that it receives the Bid Pricing Dispute Notice (“Dispute Notice Response Due Date”) to provide HGF with a written response to the issues set forth in the Bid Pricing Dispute Notice (“Dispute Notice Response”).

(c)                                   HGF will have 15 days from the date that it receives the Dispute Notice Response to review such response and determine if the issues set forth in the Bid Pricing Dispute Notice have been resolved.

(d)                                  If SDWG fails to timely deliver a Dispute Notice Response or if HGF determines and notifies SDWG in writing that a timely delivered Dispute Notice Response fails to resolve the issues set forth in such Dispute Notice Response (“Deficient Response”), then 60 days after the Dispute Notice Response Due Date or the date that SDWG receives a Deficient Response, as applicable, HGF may, upon prior written notice to SDWG, elect to have the exclusive power to set the bids at the Grain Elevators for a minimum of 12 months, unless otherwise agreed to by SDWG and subject to the following conditions:

(i)                                     The parties agree to meet and make a good faith effort to resolve the issues identified in the Bid Pricing Dispute Notice.  If resolution is not reached during such 12-month period, then HGF will continue setting the bids at the Grain Elevators for additional 90-day periods until resolution is reached.

(ii)                                  Upon mutual agreement of the parties, the exclusive power to set bids at the Grain Elevators will revert back to SDWG and the provisions of this Section 2.7 will not apply until the provisions of subsections (a)-(d) above have been satisfied again.

(iii)                               The rights and obligations under the first sentence of Section 1.1(a) will be suspended until such time, if at all, that the power to set the bids at the Grain Elevators reverts back to SDWG pursuant to the terms of this Section 2.7.  The rights and obligations under 3.3(a)(i) will only apply subject to availability of HGF Corn Inventory at the Grain Elevators.  It will be the sole responsibility of HGF to ensure the availability of HGF Corn Inventory at the Grain Elevators.

(iv)                              The maximum amount of corn purchased pursuant to bids established by HGF that may be stored at each Grain Elevator at any given time is equal to 20 days of corn based upon the respective Ethanol Plant capacity at the time.

(v)                                 Corn purchased from producers pursuant to a bid established by HGF will be mirrored by contracts to be issued by SDWG to HGF.  Corn purchased at the Grain Elevators pursuant to a bid established by HGF will be deemed to be sold for payment and other purposes under Section 2.1(b) at the time that such corn is in position at the Grain Elevators (“HGF Bid Corn”), computed without discounts to HGF.  HGF Bid Corn and Third Party Corn (collectively, “HGF Corn Inventory”) may be commingled in the Grain Elevators with SDWG corn.  SDWG will only be obligated to deliver to an Ethanol Plant the HGF Corn Inventory located at the respective Grain Elevator.  If HGF Bid Corn is delivered by SDWG to HGF and constitutes a Discount Sample, then SDWG will pay HGF an amount equal to the value of any such discounts under Section 1.3.  Notwithstanding the presence of any HGF Corn Inventory at any of the Grain Elevators, SDWG will continue to operate and maintain the Grain Elevators in good faith.

Article III              Term and Termination

3.1                                 Term.  This Agreement will be effective beginning on the date hereof and will continue until the tenth anniversary of the date of this Agreement (together with any renewal period, the “Term”), unless this Agreement is terminated earlier in accordance with its terms.  This Agreement will be automatically renewed for successive three year periods unless a party provides written notice of termination to the other party at least 120 days prior to the end of the Term.  Except as may be otherwise agreed to by the parties, the terms and provisions of this Agreement will not change in connection with any renewal term; provided, that a party may elect to terminate this Agreement with respect to one Ethanol Plant and renew the term with respect to the other Ethanol Plant.

3.2                                 Termination.  Except as set forth under Section 3.1 and 3.4, a party under this Agreement will only have the right to terminate this Agreement upon the occurrence of an Event of Default (as defined in Section 4.1).  Except as otherwise provided below, upon the occurrence of an Event of Default, the non-defaulting party (as defined in Section 4.1) will have the right to terminate this Agreement effective immediately by sending written notice thereof to the defaulting party and to receive payment from the defaulting party (as defined in Section 4.1) as set forth in Sections 3.3 and 4.2, and as is otherwise allowed by applicable law (except that no party will be entitled to consequential damages for any claim arising under this Agreement).  Notwithstanding the foregoing, a non-defaulting party will only have the right to terminate this Agreement with respect to the Ethanol Plant to which the Event of Default relates, except that SDWG may terminate this Agreement with respect to both Ethanol Plants upon an Event of Default under Section 4.1(c) regardless of which Ethanol Plant such Event of Default relates.

3.3           Failure to Deliver or Accept Corn.

(a)                                  Subject to Sections 2.7, 3.3(b) and 7.3, in the event (i) SDWG fails to deliver corn to an Ethanol Plant in such quantities as requested by HGF (subject to Section 1.4) for at least 48 consecutive hours and SDWG does not provide HGF with at least 24 hours noticeof such anticipated failure, or (ii) HGF rejects corn pursuant to Section 1.3 and SDWG fails to provide substitute corn resulting in a production stoppage at an Ethanol Plant, SDWG will pay to HGF a fee equal to the product of $[*] multiplied by the daily production capacity (in gallons based on a 365-day year) of such Ethanol Plant for each day that (i) or (ii) above is applicable, in addition to any amounts that HGF may otherwise be entitled to under Section 4.2(a).

(b)                                 The fee in Section 3.3(a) will not be applicable if SDWG fails to deliver corn to the Ethanol Plants due to a mechanical emergency, which emergency was not caused by the negligence or other fault of SDWG. SDWG shall give HGF immediate notice of the nature of such emergency and a reasonable estimate of the duration such emergency will continue.  During such emergency, HGF may receive its supply of corn from any other supplier, including those within SDWG’s Trade Area; provided, that such emergency was not caused by the negligence or other fault of HGF.  In such a case, the amount of corn received by HGF shall count towards the bushel requirements contained at Sections 3.3(c) and 3.3(d).

(c)                                  Notwithstanding Section 7.3, in the event HGF fails to accept delivery of at least 9,000,000 bushels of corn at the Huron Plant during any 12-month period (the “Minimum Annual Huron Amount”) under this Agreement, HGF will pay to SDWG a handling charge equal to $[*] per bushel multiplied by the number of bushels equal to the difference between the Minimum Annual Huron Amount and the actual number of bushels of corn delivered by SDWG to the Huron Plant during such 12-month period.  Upon termination of this Agreement pursuant to Section 3.4 or 4.2(b), HGF will pay to SDWG a handling charge equal the amount described in the preceding sentence for the year of termination, plus $[*] per bushel multiplied by the Minimum Annual Huron Amount for all other years remaining in the Term.  The per bushel handling charge of $[*] in this Section 3.3(c) will decrease to $[*] per bushel and the Minimum Annual Huron Amount will increase to 15,000,000 bushels upon HGF’s receipt of a Completion Notice with respect to the Huron Plant.  For the purposes of this Agreement, the 12-month period shall begin on the first day of the

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

 month after execution of this Agreement.  Upon the first and each anniversary thereafter of such date, the 12-month period shall restart.

(d)                                 On and after the date that HGF receives a Completion Notice with respect to the Aberdeen Plant and notwithstanding Section 7.3, in the event HGF fails to accept delivery of at least 15,000,000 bushels of corn at the Aberdeen Plant during any 12-month period (the “Minimum Annual Aberdeen Amount”) under this Agreement, HGF will pay to SDWG a handling charge equal to $[*] per bushel multiplied by the number of bushels equal to the difference between the Minimum Annual Aberdeen Amount and the actual number of bushels of corn delivered by SDWG to the Aberdeen Plant during such 12-month period.  Upon termination of this Agreement pursuant to Section 3.4 or 4.2(b), HGF will pay to SDWG a handling charge equal the amount described in the preceding sentence for the year of termination, plus $[*] per bushel multiplied by the Minimum Annual Aberdeen Amount for all other years remaining in the Term.  For the purposes of this Agreement, the 12-month period shall begin on the first day of the month after execution of this Agreement.  Upon the first and each anniversary thereafter of such date, the 12-month period shall restart.

(e)                                  Notwithstanding Section 7.3, in the event HGF fails to take delivery of at least 50% of its Projections for either Ethanol Plant during any month, HGF will pay to SDWG a fee equal to $[*] per bushel or $[*] per bushel at the Huron Plant or the Aberdeen Plant, respectively, multiplied by the number of bushels equal to the difference between 50% of the Projections for such plant during such month and the actual number of bushels of corn delivered by SDWG to such plant during such month.  The per bushel fee of $[*] in this Section 3.3(e) will decrease to $[*] per bushel upon HGF’s receipt of a Completion Notice with respect to the Huron Plant.

3.4                                 Suspension of Operations.  If the operation of an Ethanol Plant is suspended for any reason (including pursuant to Section 7.3), such as repairs, modifications, expansions or damage to the Ethanol Plant for at least fifteen (15) months, SDWG may terminate this Agreement with respect to such Ethanol Plant by providing HGF with written notice.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Article IV              Event of Default; Remedies

4.1                                 Event of Default.  Each of the following will constitute an event of default (an “Event of Default”) under this Agreement:

(a)                                  if upon written notice from the other party (the “non-defaulting party”) of an alleged breach of any provision of this Agreement, the party receiving such notice (the “defaulting party”) fails to undertake reasonable efforts to correct the such default within seven days after receiving such notice;

(b)                                 the other party files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within 60 days;

(c)                                  HGF fails to pay any amount due to SDWG under this Agreement within five days of the due date for such payment; or

(d)                                 subject to Sections 3.3(b) and 7.3, SDWG for a period exceeding six consecutive days (24 consecutive regular testing periods) delivers corn of such quality that it would give HGF a right of rejection under Section 1.3, or of such quantity that it does not fulfill its obligations under Section 1.4.

4.2           Remedies.

(a)                                  HGF Remedies.  If an Event of Default occurs under Section 4.1(a), (b) or (d), HGF may in addition to recovering payment of any amounts under Section 3.3,:

(1)                                  in good faith and without unreasonable delay, make any reasonable purchase of corn in substitution of the amount due from SDWG;

(2)                                  seek and receive injunctive relief or a decree of specific performance;

(3)                                  credit the amount of damages owed by SDWG to HGF and set off such amount against any amounts owed by HGF to SDWG;

(4)                                  terminate this Agreement pursuant to Section 3.2;

(5)                                  exercise the Default Buyout Option in Section 5.2; and/or

(6)                                  pursue any other remedy (except for consequential damages) to which it may be entitled in law or equity for breach of contract.

(b)                                 SDWG Remedies.  If an Event of Default occurs under Section 4.1(a), (b) or (c), SDWG may, in addition to recovering payment of any amounts under Section 3.3,:

(1)                                  withhold future deliveries of corn until such Event of Default is either cured of waived by SDWG;

(2)                                  recover the payments (including interest) due from HGF on account thereof;

(3)                                  seek and receive injunctive relief or a decree of specific performance;

(4)                                  terminate this Agreement pursuant to Section 3.2; and/or

(5)                                  pursue any other remedy (except for consequential damages) to which it may be entitled in law or equity for breach of contract.

4.2                                 Rights to Withhold Future Deliveries.  Notwithstanding the foregoing, if HGF properly rejects any corn tendered for delivery pursuant to the terms of Section 1.3, HGF shall not be liable for damages and SDWG may not withhold future scheduled deliveries.

Article V               Purchase and Sale of Grain Elevators or Ethanol Plants

5.1                                 Buyout Option.

(a)                                  Grant.  In the event that, during the term of this Agreement, SDWG receives a bona fide written offer to sell the Grain Elevators, or any of them, to a third party, and SDWG intends to accept such offer, SDWG will first grant to HGF an option (the “Buyout Option”) to purchase, assume or otherwise acquire the Grain Elevators that SDWG intends to sell or transfer (other than pursuant to a transaction resulting in the change of control of SDWG) to a third party (other than an affiliate of SDWG) during the term of this Agreement.

(b)                                 Terms and Conditions.  The Buyout Option will be exercisable by HGF (if at all) on substantially similar terms and conditions as SDWG intends to sell or transfer the Grain Elevators to a third party; provided, that if the consideration of such third party offer is other than cash, the purchase price for the Buyout Option will be the cash equivalent of such consideration.

(c)                                  Other Terms.

(1)                                  SDWG will provide written notice to HGF within three business days of its intention to sell or transfer a Grain Elevator, including a written copy of the proposed third party offer and all material information relating to such sale or transfer.

(2)                                  HGF must provide written notice of its intent to exercise the Buyout Option within 30 days after the date SDWG provides HGF with notice its intent to sell or transfer a Grain Elevator, and must consummate the exercise of any Buyout Option within 30 days thereafter.

(3)                                  Payment of the purchase price must be made by HGF in full by transfer of immediately available funds to such account or accounts as SDWG shall communicate to HGF in writing on consummation of the Buyout Option.

(4)                                  The parties agree to take such other actions in connection with the exercise of the Buyout Option as are customary and reasonable for such transactions, including obtaining any required third party consents and such other written documentation memorializing such transfer.

5.2                                 Default Buyout Option.

(a)                                  Grant.  Upon the occurrence of an Event of Default under Section 4.1(a), (b) or (d), HGF will have an option (the “Default Buyout Option”) to purchase, assume or otherwise acquire the Grain Elevator to which the Event of Default relates.

(b)                                 Terms and Conditions.  The Default Buyout Option will be exercisable by HGF (if at all) at a price equal to the greater of (i) the book value of the Grain Elevator subject to the Default Buyout Option, or (ii) the appraised value of such Grain Elevator, including the value of the rights and benefits under the terms of this Agreement, as determined by an independent appraiser.

(c)                                  Other Terms.

(1)                                  HGF must provide SDWG written notice of its intent to exercise the Default Buyout Option within 30 days after the Event of Default giving rise to the Default Buyout Option, and must consummate the exercise of any Default Buyout Option within 30 days thereafter.

(2)                                  Payment of the purchase price must be made by HGF in full by transfer of immediately available funds to such account or accounts as SDWG shall communicate to HGF in writing on consummation of the Default Buyout Option.

(3)                                    The parties agree to take such other actions in connection with the exercise of the Default Buyout Option as are customary and reasonable for such transactions, including obtaining any required third party consents and such other written documentation memorializing such transfer.

5.3                                 Put Option.

(a)                                  Grant.  If HGF or an affiliate sells or transfers, directly or indirectly, an Ethanol Plant to a third party (other than an affiliate of HGF) (a “Buyer”) during the term of this Agreement, HGF grants to SDWG an option (the “Put Option”) to sell to the Buyer, and to compel the Buyer to purchase, the Grain Elevator that supplies corn to such Ethanol Plant.

(b)                                 Price.  The price to be paid (the “Exercise Price”) to SDWG by the Buyer upon the exercise of the Put Option will equal the greater of (i) the book value of the Grain Elevator subject to the Put Option, or (ii) the appraised value of such Grain Elevator, including the value of the rights and benefits under the terms of this Agreement.

(c)                                  Other Terms.

(1)                                  HGF will provide written notice to SDWG within three business days of the intent to sell or transfer an Ethanol Plant, including all material information relating to such sale or transfer.

(2)                                  SDWG must provide written notice to HGF and the Buyer of its intent to exercise the Put Option within 30 days after the date HGF provides SDWG with notice of the intent to sell or transfer an Ethanol Plant, and the Put Option will be consummated at the closing of the direct or indirect sale or transfer of such Ethanol Plant(s).

(3)                                  Payment of the Exercise Price must be made by the Buyer in full by transfer of immediately available funds to such account or accounts as SDWG shall communicate to the Buyer in writing on consummation of the Put Option.

(4)                                  The parties agree to take such other actions in connection with the exercise of the Put Option as are customary and reasonable for such transactions, including obtaining any required third party consents and such other written documentation memorializing such transfer.

Article VI              Insurance

6.1                                 Property and Fire Insurance.  Throughout the term of this Agreement, SDWG and HGF shall each maintain fire and casualty insurance coverage on their respective property in the minimum amount as set forth below, naming the other party as an additional insured thereon, and provide the other party with a certificate of such insurance.

SDWG                                    $9,000,000 (Aberdeen); $7,000,000 (Huron)

HGF                                        $60,000,000

6.2                                 Liability Insurance.  Throughout the term of this Agreement, SDWG and HGF shall each maintain the following liability insurance for their operations, and shall insure that such policies of insurance name the other party to this agreement as a beneficiary thereunder:

(a)                                  Commercial general liability insurance that contains broad form contractual liability with a combined single limit of at least one million dollars ($1,000,000) each occurrence and an aggregate limit of at least two million dollars ($2,000,000), subject to reasonable levels of self insurance and deductibles. Coverage must include, but is not limited to, bodily injury and property damage;

(b)                                 Worker’s compensation and employer’s liability insurance including coverage for statutory liability under applicable worker’s compensation laws; and

(c)                                  Any other insurance required by law and/or deemed necessary by legal counsel for HGF and SDWG.

6.3                                 Review of Commercial General Liability Insurance. The commercial general liability insurance required under Section 6.2(a) hereof will be subject to annual review of the parties.  Any change in coverage pursuant to the annual review must be mutually agreed upon by both parties.

Article VII            Miscellaneous

7.1                                 Corn Merchandising Strategy. The parties will meet as needed to develop, monitor and revise HGF’s corn merchandising strategy, including the most efficient and effective ways to acquire the required quantities and qualities of corn from various sellers, such as the development of purchase contracts. SDWG will provide to HGF, upon request, the current position of all open corn contracts for the Ethanol Plants.

7.2                                 Corn Market Conditions and Pricing Notices.  SDWG will regularly provide to HGF’s risk manager the prices and terms being offered by competing corn purchasers and other market conditions.  SDWG will recommend merchandising strategies for various time periods.  SDWG and HGF may enter into long term contracts based upon these strategies.

7.3                                 Force Majeure.  It is understood that unavoidable delays may result from causes which are reasonably beyond the control of both parties, including, but not limited to the following: acts of providence, floods, fortuitous events, unavoidable accidents, riots, drought, and any other unforeseen acts beyond the reasonable control of either party, and not due to either party’s negligence, which interferes with the production, loading, transportation, unloading, or consumption of corn.  Should the delivery or acceptance of corn be delayed at any time for such causes, the affected party will immediately notify the other party in writing of the occurrence.  If because of force majeure event either HGF or SDWG is unable to carry out its obligation under this Agreement, except the obligation to pay or expend money for corn already delivered, then the obligation of such party will be suspended to the extent made necessary by such force majeure event and during its continuance; and provided, that such force majeure event is removed or remedied and damages therefrom mitigated through good faith and reasonable efforts insofar as possible and economically practicable with all reasonable dispatch; and provided, further, that such party will not be excused from tendering partial performance wherever and whenever possible.

7.4                                 Indemnification.

(a)                                  HGF agrees to indemnify and hold SDWG, its officers, directors, employees, agents and representatives harmless from and against all claims, liabilities, damages, losses, costs, or expenses of whatever nature or character (including reasonable attorneys’ fees) for all injuries or damage of any type to any person or property, arising out of the performance of any covenant or agreement to be performed by HGF under this Agreement, arising from the transportation of Third Party Corn to the Grain Elevators, or arising from HGF’s willful misconduct, negligence, or the purchase and use of corn delivered by SDWG to the Ethanol Plants under this Agreement or relating to disposal, discharge, escape, dispersal, release or saturation of acids, alkalis, toxic chemicals, liquids, gases, or hazardous substances as defined under Title 34A of the South Dakota Code, by HGF into the atmosphere, or on, onto, in or into the surface or subsurface soil, ground water, or surface waters.

(b)                                 Notwithstanding Section 7.4(a), any pollution, contamination or adverse effects on the environment that results either during or from the transportation of corn (other than Third Party Corn) will be the sole responsibility of SDWG. SDWG agrees to indemnify and hold HGF, its officers, managers, members, employees, agents and representatives harmless from and against all claims, liabilities, damages, losses, costs, or expenses of whatever nature or character (including reasonable attorneys’ fees) for all injuries or damage of any type to any person or property, arising out of the performance of any covenant or agreement to be performed by SDWG under this Agreement, or arising from SDWG’s willful misconduct, negligence, or transportation of corn (other than Third Party Corn) to SDWG’s facilities.

7.5                                 Additional Plant.  If HGF or its affiliates construct or acquire an ethanol plant in Oakes, North Dakota, the parties agree to cooperate in good faith and amend this Agreement (or enter into a new agreement on substantially similar terms) so that SDWG supplies corn to such plant.

7.6                                 Railcars.  Each party may place railcars on the other party’s spur tracks located near the Aberdeen Plant without any additional cost, except as provided in this Section 7.6, so long as such railcars do not interfere with the other party’s normal operations.  The party placing railcars on the other party’s spur tracks will be solely responsible for any damages, injuries, or contamination resulting from its use of other party’s spur tracks.  The cost of normal maintenance and repairs of spur tracks owned by either party shall be prorated between the parties based on car usage on such tracks.

7.7                               Sublease.  HGF and SDWG are parties to that certain Lease Agreement dated August 1, 2003, as amended from time to time, related to SDWG’s lease of property from HGF in connection with the supply of corn to the Huron Plant (the “Sublease”).   During the Term of this Agreement, HGF shall not terminate the Sublease.

Article VIII           General Provisions

8.1                                 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties thereto any rights or remedies hereunder.  This Agreement replaces and supercedes in its entirety that certain Restated Grain Supply Agreement (Huron) dated June 15, 2006, and that certain Grain Supply Agreement with an initial effective date of February 1, 2002, each between HGF and SDWG, which agreements no longer have any further force or effect.

8.2                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of South Dakota without regard to any applicable conflicts of law.

8.3                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to HGF:

c/o Advanced BioEnergy

10251 Wayzata Boulevard, Suite 250

Minneapolis, MN 55305

Attention: CEO

Facsimile No. (763) 226-2725

with a copy to (that will not constitute notice):

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN  55402-3901

Attention:  Peter J. Ekberg

Facsimile No. (612) 766-1600

(b)           if to SDWG:

South Dakota Wheat Growers Association

110 6th Avenue SE

Aberdeen, SD  57402

Attention:  CEO

Facsimile No. (605) 225-0859

with a copy to (that will not constitute notice):

Blackwell Sanders Peper Martin LLP

4801 Main Street, Suite 1000

Kansas City, MO  64112

Attention:  Jason A. Reschly

Facsimile No. (816) 983-8080

8.4                                 Dispute Resolution.  If any disputes, claims or controversies of any kind between the parties arise out of, or in connection with Article I, Article II or Section 3.3 of this Agreement, or any amendment or breach thereof, such dispute, claim or controversy will be promptly and exclusively submitted to the National Grain and Feed Association (“NGFA”) for resolution pursuant to the NGFA Trade and Arbitration Rules.

8.5                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that either party may assign this Agreement to an affiliate, without the consent of the other party, SDWG may assign this Agreement to a third party without the consent of HGF in the event HGF does not exercise its Buyout Option under Section 5.1, and HGF may assign this Agreement to a third party without the consent of SDWG in the event SDWG does not exercise its Put Option under Section 5.3.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.6                                 Confidentiality.  The terms of this Agreement and any non-public information provided to either party pursuant to this Agreement are confidential and each party (i) will hold, and will cause its employees, officers, directors, partners, agents, accountants and advisors to hold, all such information in confidence, unless it is compelled to disclose such information by judicial or administrative process or by other requirements of law and (ii) will use, and will cause its employees, officers, directors, partners, agents, accountants and advisors to use,

such information only in connection with the implementation of this Agreement, and for no other purpose.    In this regard, such information may be considered “insider information” under the securities laws of the United States and shall not be shared with others (except as permitted under the preceding sentence) and shall not be used to buy, sell or otherwise invest in securities of Advanced BioEnergy, LLC.

8.7                                 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.8                                 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.9                                 Waivers.  No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter.  The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity.

8.10                           Headings.  The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.

8.11                           Survival of Covenants, Warranties, Representations and Indemnifications.  All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.

8.12                           Counterparts.  This Agreement may be executed by facsimile signature in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

The parties hereto have duly executed this Agreement as of the date and year first above written.

HEARTLAND GRAIN FUELS, L.P.		SOUTH DAKOTA WHEAT GROWERS ASSOCIATION
By:	/s/ Rory Troske	By:	/s/ Dale Locken
Printed Name: Rory Troske		Printed Name: Dale Locken
Its: Vice President		Its: CEO/Treasurer

Exhibit A

Description of Grain Elevators

(as of the date of this Agreement)

Description of the Huron Elevator located at 617 West Park Ave. NW Huron, SD 57350

•                  2- 400,000 bu steel bins

•                  1-200,000 bu steel bin

•                  24 by 30 foot two story office and probe area

•                  1-12 by 120 foot truck scale

•                  Intersystem hydraulic truck probe

•                  Communication system for truck routing

•                  Grading equipment for corn

•                  1-1,500,000 bu Lamar center pile tarp system includes top fill conveyor with black top base

•                  1-1,500,000 bu open center pile system includes top fill conveyor with black top base

•                  2-20,000 bu per hour receiving legs

•                  2- Receiving pits

•                  Building over receiving pits

•                  20,000 bu per hour conveyors over the top and under the bottom of the steel tanks

•                  5,000 bu per hour dryer

•                  8,000 bu per dry leg for dryer system

•                  840 ft of conveyor and catwalk system to deliver grain to ethanol plant

•                  Computer system to control grain flow to ethanol plant

•                  Dust system on receiving pits

•                  Equipment above is located on 22 acres owned by HGF and leased to SDWG

•                  Weighing Systems located on property leased by HGF and subleased to SDWG pursuant to the Sublease

Description of the Aberdeen Elevator located at 38457 133rd street Aberdeen, SD 57401-8406

•                  5,000 bu per hour dryer

•                  12,000 bu per hour dry and wet leg for dryer system

•                  One receiving pit

•                  2-10,000 bu per hour legs in concrete elevator

•                  1-8,000 bu per hour leg in concrete elevator

•                  12 by 80 foot scale

•                  Intersystem hydraulic truck probe

•                  1,875,000 bu capacity concrete elevator with 58 bins includes 10,000 bu per hour top and bottom conveyors

•                  216,000 bu capacity flat storage butler building with 4,000 bu per hour screw auger to fill building

•                  1,000,000 bu center pile storage area with overhead conveyor system

•                  20 by 40 foot office attach to concrete elevator

•                  40 by 100 foot Quonset for storage and shop

•                  Compu-weigh scale and grain sampler for ethanol plant

•                  Compu-weigh scale for train load-out

•                  54 car track capacity

•                  2- Diamond screeners 10,000 bu capacity

•                  1-forestburg cleaner for wheat

•                  1-Ideal drum cleaner for wild oats

•                  Dust collection system

•                  Land underlying the Aberdeen Elevator